UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) June 27, 2014

SANTA FE GOLD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-20430	84-1094315
(Commission File Number)	(IRS Employer Identification No.)

6100 Uptown Blvd NE, Suite 600
Albuquerque, NM 87110
(Address of Principal Executive Offices)(Zip Code)

Registrant's Telephone Number, Including Area Code (505) 255-4852

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

( ) Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

( ) Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

INTERIM CEO APPOINTMENT

On June 27, 2014, the Board of Directors voted to terminate Pierce Carson’s employment as President and CEO for cause, effective immediately. At the same time, the Board appointed Jakes Jordaan, Santa Fe’s Chairman, as Interim Chief Executive Officer. Mr. Jordaan will continue to serve as Chairman.

Mr. Jordaan, who has served as Chairman of Santa Fe since August 2013, has been involved in a wide array of corporate finance and strategic transactions either as a lawyer, investment banker or chief executive officer. Since 2000, Mr. Jordaan has been engaged in the private practice of corporate finance and securities law as a member of The Jordaan Law Firm, PLLC, Dallas, Texas, a law firm specializing in corporate finance, securities and complex business litigation. Since 2010, Mr. Jordaan served as a Managing Director of Stonegate Securities, Inc., a full-service investment banking boutique dedicated to serving the specialized needs of small-cap public companies. Mr. Jordaan is the past Chairman of the Securities Section of the Dallas Bar Association and is a member of the Texas Bar Association. Mr. Jordaan holds a FINRA Series 79 Investment Banking Representative license. Mr. Jordaan holds a BA degree (Economics) from Southern Methodist University, a BBA degree from the SMU Cox School of Business and a Juris Doctor degree from the SMU School of Law, where he served as an Editor of the law review.

There are no arrangements or understandings between Mr. Jordaan and any other persons pursuant to which he was elected as an officer. Mr. Jordaan is a member of The Jordaan Law Firm, PLLC, which firm provides legal services to the Company. Except as described herein, Mr. Jordaan has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Jordaan does not have a family relationship with any member of the Board or any executive officer of the Company.

INTERIM CEO EMPLOYMENT ARRANGEMENTS

Mr. Jordaan has agreed to serve without compensation as Interim Chief Executive Officer for a period of forty-five days.

Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit
Number	Description
99.1	Press Release dated June 27, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

SANTA FE GOLD CORPORATION
(Registrant)

Date: June 27, 2014	/s/ Jakes Jordaan
Jakes Jordaan
Chief Executive Officer